THE WALL STREET FUND, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 7th day of March, 2006, to the Transfer Agent Servicing Agreement, dated as of July 20, 2001, as amended on July 1, 2002 and July 24, 2002, (the "Agreement"), is entered by and between The Wall Street Fund, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

Effective January 1, 2006, the fee schedule of the Agreement is hereby superceded and replaced with the fee schedule attached hereto.  Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE WALL STREET FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. Linburn	By: /s/ Micheal R. McVoy

Name: Michael R. Linburn	Name: Micheal R. McVoy

Title: Vice President and Secretary	Title: Senior Vice President

Exhibit A to the Transfer Agent Agreement
TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE - WALL STREET FUND EFFECTIVE 01/01/2006

Service Charges to the Fund*
Annual Shareholder Account Fee (see minimum)
♦ No-Load  - $____ /account
♦ Closed Accounts - $____ /account
Annual Minimum
♦ $_____ per no-load fund*
* Discounted 5% until assets reach $__ million
Activity Charges
♦ Telephone Calls - $___ /call
♦ Daily Valuation Trades - $____ / trade
♦ Omnibus  Account Transactions – see schedule below
♦ AML New Account Service - $___ base fee,
$___/new domestic accounts, $___/new foreign account, and $___/ s/h verification
♦ ACH/EFT Shareholder Services:
$____ /month/fund group
$___ /ACH item, setup, change
$___ /correction, reversal

Out-of-pocket Costs - Including but not limited to:
♦ Telephone toll-free lines, call transfers, etc.
♦ Mailing, sorting and postage
♦ Stationery, envelopes
♦ Programming, special reports
♦ Insurance, record retention, microfilm/fiche
♦ Proxies, proxy services
♦ Lost shareholder search
♦ ACH fees
♦ NSCC charges
♦ Disaster recovery - -per open account
♦ All other out-of-pocket expenses

CCO Support Services*
$____ per year

* Subject to CPI increase, Milwaukee MSA.

Qualified Plan Fees (Billed to Investors)
♦ $____ /qualified plan acct (Cap at $___/SSN)
♦ $____ /Coverdell ESA acct (Cap at $____/SSN)
♦ $____ /transfer to successor trustee
♦ $____ /participant distribution (Excluding SWPs)
♦ $____ /refund of excess contribution
Shareholder Fees (Billed to Investors)
♦ $____ /outgoing wire transfer
♦ $____ /overnight delivery
♦ $ ___ /telephone exchange
♦ $____ /return check or ACH
♦ $_____ /stop payment
♦ $  ___ /research request per account (Cap at
$____/request) (For requested items of the second
calendar year [or previous] to the request)

Technology Charges
1.   Implementation Services
♦ First CUSIP - $_____ /first CUSIP
♦ Fund Setup - $____ /additional CUSIP
♦ 800 Service - $____ ATT transfer connect
♦ VRU Setup - $____ /fund group
♦ NSCC Setup - $____ /fund group
2.   File Transmissions – subject to requirements
3.   Selects - $____ per select
4.   ReportSource - $____ /month – Web reporting
5.   System Access –TALink, COLD, Image
♦ Setup - $____ /concurrent connection each
♦ Service - $____ /month each
6.  Physical Certificate Shares
♦ Setup - $___ /fund
♦ Issue of Certificate - $____ /certificate transaction
7.   Extraordinary services – charged as incurred
♦ Development/Programming - $___ /hour
♦ Conversion of Records – Estimate to be provided
♦ Custom processing, re-processing

Omnibus Account Transactions - Fee Schedule
$___ per transaction – 1st 100 transactions per month
$___ per transaction – next 400 transactions per month
$___ per transaction – next 1,500 transactions per month
$___ per transaction – next 3,000 transactions per month
$___ per transaction – all transactions over 5,000 per month